Exhibit 99.4

UNAUDITED PRO FORMA
CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following tables show the condensed combined financial information for each of Old Second Bancorp, Inc. (“Old Second”) and West Suburban Bancorp, Inc. (“West Suburban”), as well as unaudited pro forma condensed combined financial information for Old Second and West Suburban reflecting the merger as of and for the nine months ended September 30, 2021, and pro forma adjustments described in the accompanying notes.

Except as otherwise noted in the footnotes to the tables, (a) the financial information included under the “Old Second Historical” column is derived from and should be read in conjunction with Old Second’s historical unaudited interim condensed financial statements and accompanying notes included in Old Second’s Quarterly Report on Form 10-Q for the period ended September 30, 2021, and (b) the financial information under the “West Suburban Historical” column is derived from and should be read in conjunction with West Suburban’s historical unaudited condensed financial statements and accompanying notes for the period ended September 30, 2021, which are filed as Exhibit 99.2 to Old Second’s Current Report on Form 8-K/A filed on February 15, 2022.

The unaudited pro forma condensed combined financial information has been prepared to give effect to the following:

●	The acquisition of West Suburban by Old Second under the provision of Financial Accounting Standard Board (FASB) Accounting Standards Codification, ASC 805, “Business Combinations” where the sale of assets and liability of West Suburban will be recorded by Old Second at their respective fair values as of the date the merger is completed;

●	The distribution of shares of Old Second common stock to West Suburban shareholders in exchange for shares of West Suburban common stock (based on a 42.413 exchange ratio) and $271.15 in cash per share, without interest;

●	Certain reclassifications to conform historical West Suburban financial information presentation to Old Second; and

●	Transaction costs in connection with the merger.

The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical consolidated balance sheets of Old Second and West Suburban, presenting the merger as if it had been consummated on September 30, 2021. The unaudited pro forma condensed combined income statements for the nine months ended September 30, 2021, combine the historical consolidated income statements of Old Second and West Suburban, presenting the merger as if it had been consummated on January 1, 2020. You should read the accompanying Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet and Income Statements.

The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only, and does not necessarily indicate the financial results of the combined company had Old Second and West Suburban actually been combined as of the dates indicated and at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods of the future financial position of the combined entities, which could differ materially from those shown in this information. The unaudited pro forma condensed combined financial information does not reflect the benefits of expected synergies, anticipated cost savings, or other factors that may result as a consequence of the merger. The unaudited pro forma condensed combined financial information also does not consider any potential effect of changes in market conditions or interest rates on revenues or the impact of changes in Old Second’s stock price. As explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

As of the date of these pro formas, Old Second has not yet completed the valuation analysis and calculations at the level of detail required to obtain the necessary estimates of the fair market values of the West Suburban assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and liabilities. Therefore, certain West Suburban assets and liabilities are presented at their respective carrying amounts and should be considered preliminary values. A final determination of the fair values of West Suburban’s assets and liabilities will be obtained based on actual West Suburban’s actual asset and liabilities as of the closing date. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information, and the differences may be material.

Due to the preliminary estimates for the pro forma purchase price and valuation analysis as noted above, the pro forma adjustments presented are to be considered preliminary and subject to change as additional information becomes available, and the final closing balances are known. The preliminary pro forma adjustments have been presented solely for the purpose of providing the unaudited pro forma condensed combined financial information.

A final determination of the fair value of West Suburban’s assets and liabilities will be based on West Suburban’s actual assets and liabilities as of the closing date. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase consideration allocated to goodwill, deferred taxes and other assets and liabilities and may impact the combined company’s statement of income.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	September 30, 2021
			Purchase Accounting Adjustments
				Other,
(in Thousands)	Historical	Historical	Fair Value	Including		Proforma
	Old Second	West Suburban	Marks	Financing	Reference	Combined
Assets
Cash and cash equivalents	$519,253	$132,807	$-	$(100,679)	A	$551,381
Investment securities	715,188	1,125,208	(9,303)	-	B	1,831,093
Federal Home Loan Bank Chicago ("FHLBC") and Federal Reserve Bank Chicago ("FRBC") stock	9,917	3,340	-	-		13,257
Loans held-for-sale	3,009	-	-	-		3,009
Loans	1,867,942	1,549,649	(9,012)	-	C	3,408,579
Less: allowance for credit losses on loans	26,949	19,108	(7,033)	12,232	D, E	51,256
Net loans	1,840,993	1,530,541	(1,979)	(12,232)		3,357,323
Premises and equipment, net	44,120	50,909	(2,807)	-	F	92,222
Goodwill and core deposit intangible	20,433	713	68,365	-	G, H	89,511
Bank-owned life insurance ("BOLI")	64,265	40,120	-	-		104,385
Other assets	57,954	18,558	1,097	11,704	I	89,313
Total assets	$3,275,132	$2,902,196	$55,373	$(101,207)		$6,131,494

Liabilities
Noninterest bearing deposits	$1,037,638	$388,847	$-	$-		$1,426,485
Interest bearing deposits	1,676,691	2,245,433	3,137		J	3,925,261
Total deposits	2,714,329	2,634,280	3,137	-		5,351,746
Short-term borrowings	42,962	5,000	-	-		47,962
Long-term debt	149,572	-	-	-		149,572
Other liabilities	47,037	16,838	1,693	31,000	K	96,568
Total liabilities	2,953,900	2,656,118	4,830	31,000		5,645,848

Stockholders’ Equity
Common stock	34,957	3,086	(3,086)	9,748	A, L	44,705
Additional paid-in capital	121,074	12,079	(12,079)	80,372	M	201,446
Retained earnings	262,513	227,646	(227,646)	(29,288)	N, O	233,225
Accumulated other comprehensive income	12,249	3,267	(3,267)	-		12,249
Treasury stock	(109,561)	-	-	103,582	L	(5,979)
Total stockholders’ equity	321,232	246,078	(246,078)	164,414		485,646
Total liabilities and stockholders’ equity	$3,275,132	$2,902,196	$(241,248)	$195,414		$6,131,494

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

	For the Nine Months Ended September 30, 2021
	Historical	Historical	Fair Value		Pro Forma
(in Thousands, except for per share data)	Old Second	West Suburban	Adjustments	Reference	Combined
Interest and dividend income
Loans, including fees	$64,337	$44,018	$3,420	P	$111,775
Loans held-for-sale	132	-	-		132
Investment securities	9,133	10,799			19,932
Other	774	81	-		855
Total interest and dividend income	74,376	54,898	3,420		132,694
Interest expense
Deposits	1,906	3,282	(1,350)	Q	3,838
Borrowings	4,355	44	-		4,399
Total interest expense	6,261	3,326	(1,350)		8,237
Net interest and dividend income	68,115	51,572	4,770		124,457
Provision for credit losses	(8,000)	250	-	E	(7,750)
Net interest and dividend income after provision for credit losses	76,115	51,322	4,770		132,207
Noninterest income
Trust income	6,912	902	-		7,814
Service charges on deposits	3,784	1,972	-		5,756
Mortgage banking revenue	10,080	-	-		10,080
BOLI related income	1,163	446	-		1,609
Card related income	4,737	2,950	-		7,687
Other income, including securities gains/(losses), net	1,883	11,347	-		13,230
Total noninterest income	28,559	17,617	-		46,176
Noninterest expense
Salaries and employee benefits	39,366	22,296	-		61,662
Occupancy, furniture and equipment	7,188	12,147	-		19,335
Computer and data processing	4,079	3,882	-		7,961
Merger-related expense	-	-	-		-
Other expense	14,635	5,729	2,216	R	22,580
Total noninterest expense	65,268	44,054	2,216		111,538
Income before income taxes	39,406	24,885	2,554		66,845
Provision for income taxes	10,295	6,582	715	S	17,592
Net income	$29,111	$18,303	$1,839		$49,253

Basic earnings per share	$1.01	$47.31			$1.08
Diluted earnings per share	0.99	47.31			1.07
Dividends declared per share	0.11	10.00			0.11

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1: Basis of Presentation

The proforma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger under the acquisition method of accounting with Old Second as the acquirer. The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial condition or results of the combined companies had the companies actually been combined at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of West Suburban, as of the effective date of the merger, will be recorded by Old Second at their respective fair values and the excess of the merger consideration over the fair value of West Suburban’s net assets will be allocated to goodwill.

The merger provides that West Suburban shareholders will receive (a) $271.15 cash consideration for each share of West Suburban common stock they hold immediately prior to the merger, and (b) 42.413 shares of Old Second common stock for each share of West Suburban common stock they hold immediately prior to the merger. The implied value of the merger consideration to West Suburban shareholders is $792.83 per share, or a total of $294.4 million, based on the closing stock price of Old Second common stock of $12.30 per share as of November 30, 2021.

The pro forma allocation of the purchase price presented in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is consummated. Adjustments may include, but are not limited to, changes in (a) West Suburban’s balance sheet and operating results through the effective time of the merger; (b) the aggregate value of the merger consideration paid if the share price of the Old Second common stock varies from the assumed $12.30 per share; (c) total merger related expenses and implementation costs vary from currently estimated amounts included herein; and (d) the underlying values of assets and liabilities if market and credit conditions differ from current assumptions.

Note 2: Preliminary Purchase Price

The pro forma adjustments include the estimated purchase accounting entries to record the merger transaction. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma condensed combined financial statement are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.

The following table summarizes the determination of the purchase price consideration from the November 30, 2021, price, and its impact on the preliminary goodwill estimate.

November 30, 2021

Stock Consideration:
Common shares of West Suburban	371,304
Exchange ratio	42.413
Old Second common shares issued	15,748,117
Price per share of Old Second common stock as of November 30, 2021	$12.30
Preliminary fair value of consideration for common stock	$193,701,834

Cash Consideration:
Common shares of West Suburban	371,304
Fixed cash consideration rate per share	$271.15
Preliminary fair value of cash consideration	$100,679,080

Total pro forma purchase price consideration	$294,380,913

Preliminary goodwill	$51,352,913

West Suburban Net Assets at Fair Value	September 30, 2021
(in thousands)
Assets
Cash and cash equivalents	$132,807
Investment securities	1,115,905
FHLBC and FRBC stock	3,340
Loans held-for-sale	-
Net loans	1,528,562
Premises and equipment, net	48,102
Core deposit intangible	14,772
BOLI	40,120
Other assets	20,368
Total assets acquired	$2,903,976

Liabilities
Noninterest bearing deposits	$388,847
Interest bearing deposits	2,248,570
Total deposits	2,637,417
Short-term borrowings	5,000
Long-term debt	-
Other liabilities	18,531
Total liabilities assumed	2,660,948
Net assets acquired	$243,028
Preliminary goodwill	$51,353

Note 3: Pro Forma Adjustments to Unaudited Condensed Combined Financial Information

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on preliminary assumptions and valuations, which are subject to change.

(A)	Adjustments to cash to reflect the estimated cash component of the merger consideration of $100.7 million, based on 371,304 shares of West Suburban common stock outstanding as of November 30, 2021.

(B)	Adjustment to West Suburban held-to-maturity investment securities to reflect the estimated fair value based on estimates of expected cash flows and current interest rates.

(C)	Adjustment to West Suburban loans reflects estimated fair value adjustments, which include the adjustment for the credit component of the loan portfolio, the purchased credit deteriorated (“PCD”) loan CECL gross up, and the adjustment related to current interest rates and liquidity. There were no unaccreted discounts or premiums on acquired loans on West Suburban’s books to reverse. The adjustment includes the following:

(in thousands)	September 30, 2021
Estimate of fair value adjustments for the credit component on acquired loans	$(24,210)
Estimate of PCD loan CECL gross-up	12,075
Estimate of fair value related to current interest rates and liquidity	3,123
Net fair value pro forma loan adjustments	$(9,012)

(D)	Adjustments to allowance for credit losses include the following:

(in thousands)	September 30, 2021
Reversal of historical West Suburban allowance for loan and lease losses	$(19,108)
Increase in allowance for credit losses for gross-up for estimate of lifetime credit losses for PCD loans	12,075
Total fair value adjustments to allowance for credit losses	(7,033)
Provision for estimated lifetime credit losses for non-PCD loans	12,232

Total transaction accounting adjustments to allowance for credit losses	$5,199

(E)	Provision for estimated lifetime credit losses for non-PCD loans of $12.2 million to be recorded immediately following the consummation of the merger.

(F)	Adjustment to reflect preliminary estimate of fair value of premises and equipment.

(G)	Adjustment to eliminate the historical goodwill of West Suburban of $713,000 and to record estimated goodwill associated with the merger of $51.4 million.

(H)	Adjustment to record an estimated core deposit intangible $14.8 million associated with the merger.

(I)	Adjustments to deferred tax assets to reflect the effects of the acquisition accounting adjustments, the $12.2 million provision for credit losses for non-PCD loans and $31.0 million estimated professional, legal and other contractually-obligated merger expenses. The tax effect of acquisition related adjustments is calculated at a 28% tax rate.

(J)	Adjustment to reflect preliminary estimate of fair value of interest-bearing deposits with maturities.

(K)	Adjustment to other liabilities to reflect estimated deferred tax liabilities related to the effects of acquisition adjustments, as well as estimated accruals for merger-related professional, legal and other contractually obligated merger expenses expected to be incurred.

(L)	Adjustment of $(3.1) million to eliminate historical West Suburban common stock and to record the issuance of 9.7 million shares of newly issued Old Second common stock, at $1.00 par value per share, and 6.0 million shares of Old Second common stock held in treasury at a historical cost of $103.6 million, to holders of West Suburban common stock, based on 371,304 shares of West Suburban common stock outstanding on November 30, 2021, multiplied by the exchange ratio of 42.413 shares of Old Second common stock for each share of West Suburban common stock.

Shares to be issued from treasury stock 5,997,911

Shares to be issued from common stock 9,750,206

Total Old Second common stock to be issued15,748,117

(M)	Adjustment to eliminate West Suburban additional paid-in capital of $12.1 million and to reflect the issuance of Old Second common stock in excess of par value of $80.4 million.

(N)	Adjustment to eliminate the retained earnings and the accumulated other comprehensive income of West Suburban.

(O)	Adjustment to reflect the after-tax impact to retained earnings of the day two provision for credit losses, as well as the estimated accruals for merger-related professional, legal and other contractually obligated merger expenses expected to be incurred.

(P)	Adjustments to record estimated accretion of discounts on loans associated with the merger.

(Q)	Adjustments to record estimated amortization of premiums on interest-bearing deposits associated with the merger.

(R)	Adjustments to record estimated amortization of core deposit premium associated with the merger.

(S)	Adjustments due to the tax effect of the day two provision for credit losses, as well as the estimated accruals for merger-related professional, legal and other contractually obligated merger expenses expected to be incurred, calculated at a 28% tax rate